UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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QUALYS, INC.

(Name of Registrant as Specified In Its Charter)

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QUALYS, INC.

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Daylight Time on Monday, June 18, 2018

TO THE HOLDERS OF COMMON STOCK

OF QUALYS, INC.:

The Annual Meeting of Stockholders of Qualys, Inc., a Delaware corporation, will be held on Monday, June 18, 2018, at 11:00 a.m. Pacific Daylight Time, at Qualys’s corporate headquarters, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class III directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018;

3.	To approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Qualys, Inc. has fixed the close of business on April 19, 2018 as the record date for the meeting. Only stockholders of record of our common stock on April 19, 2018 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 27, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2017 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Qualys, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

/s/ Philippe F. Courtot

Philippe F. Courtot

Chairman, President and Chief Executive Officer

Foster City, California

April 27, 2018

QUALYS, INC.

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

to be held on Monday, June 18, 2018 at 11:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on June 18, 2018, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at Qualys’s corporate headquarters, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404, on June 18, 2018 at 11:00 a.m. Pacific Daylight Time. On or about April 27, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of two Class III directors to hold office until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	a proposal to approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the nominees for election as Class III directors;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•	FOR the compensation of our named executive officers as described in this proxy statement.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 19, 2018, the record date, may vote at the Annual Meeting. As of the record date, we had 38,978,887 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on June 17, 2018 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern time on June 17, 2018 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Qualys, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to stockholders, primarily via the Internet. On or about April 27, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast at the meeting, meaning that the individuals who receive the largest number of votes cast “for” their election are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of “withhold” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Grant Thornton LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal.

•

Proposal No. 3: The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Grant Thornton LLP. Your broker will not have discretion to vote on the election of directors or the proposal to approve executive compensation, absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Qualys, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Qualys only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Qualys, Inc.

Attention: Investor Relations

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

(650) 801-6100

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 28, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Qualys, Inc.

Attention: Corporate Secretary

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

(650) 801-6100

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2019 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 11, 2019; and

•	not later than the close of business on March 13, 2019.

In the event that we hold our 2019 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2018 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Qualys, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws is available on our website at http://investor.qualys.com. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Six of our directors are “independent” under the Nasdaq Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Philippe F. Courtot	III	73	Chairman, President and Chief Executive Officer	2000	2018	2021
Jeffrey P. Hank (1)	III	58	Director	2010	2018	2021

Continuing Directors
Sandra E. Bergeron (1) (2)	I	59	Director	2006	2019	—
Todd P. Headley (1)	I	55	Director	2016	2019	—
Kristi M. Rogers (3)	I	48	Director	2013	2019	—
Donald R. Dixon (2)	II	70	Director	2000	2020	—
General Peter Pace (1) (3)	II	72	Director	2009	2020	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and governance committee

Nominees for Director

Philippe F. Courtot has served as our Chairman and Chief Executive Officer since March 2001, and has been a director since January 2000. He also served as our President from March 2011 to November 2013, and from May 2014 to present. From April 1999 to February 2000, Mr. Courtot served as Chairman and Chief Executive Officer of Signio Inc., a secure payments solution provider, until its acquisition by VeriSign, Inc. Mr. Courtot holds a Master of Science degree from the University of Paris.

We believe that Mr. Courtot possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as our President and Chief Executive Officer and his background in the technology industry, as well as his perspective as one of our significant stockholders.

Jeffrey P. Hank has served as a director of our company since January 2010. From June 2005 to July 2012, Mr. Hank was the Vice President, Chief Accounting Officer and Corporate Controller of

Intuit, Inc., and Mr. Hank served as the Vice President of Finance and Chief Accounting Officer of Intuit from July 2012 until September 2013. From June 2002 until September 2003, Mr. Hank was an audit partner at KPMG LLP. From September 1994 until June 2002, Mr. Hank was an audit partner at Arthur Andersen LLP. Mr. Hank holds a Bachelor of Science degree in Business Administration from the University of California at Berkeley.

We believe that Mr. Hank possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at a technology company and his background in the accounting industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Sandra E. Bergeron has served as a director of our company since June 2006. From 2004 until 2012, Ms. Bergeron was a venture partner at Trident Capital, Inc., a venture capital firm. Ms. Bergeron currently serves on the board of directors of Sophos Group Plc and F5 Networks. Ms. Bergeron previously served on the board of directors of ArcSight, Inc. until it was acquired by Hewlett-Packard Company in September 2010, and also served on the board of directors of TriCipher, Inc. from 2004 until 2010. Ms. Bergeron holds a Bachelor of Business Administration degree from Georgia State University and a Master of Business Administration degree from Xavier University.

We believe that Ms. Bergeron possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience as a director of technology companies and her background in the venture capital industry.

Todd P. Headley has served as a director of our company since February 2016. From 2003 until 2013, Mr. Headley served as the Chief Financial Officer of Sourcefire, Inc., until it was acquired by Cisco Systems, Inc. Prior to Sourcefire, Mr. Headley held key financial management positions in four venture-backed technology start-ups: Riverbed Technologies, Roadshow, BioNetrix and POMS. Mr. Headley currently serves as an advisor and board member to three privately held security companies. Mr. Headley began his career as a public accountant with Arthur Andersen LLP in Washington, D.C. Mr. Headley holds a Bachelor of Science degree in Accounting from Virginia Polytechnic Institute & State University (Virginia Tech).

We believe that Mr. Headley possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at technology companies and his background in the technology industry.

Kristi M. Rogers has served as a director of our company since August 2013. Ms. Rogers is currently co-founder and Managing Partner for Principal to Principal. Ms. Rogers was a co-owner and member of the board of Aspen Healthcare Services (now Aspen Medical International). Ms. Rogers ended the relationship and resigned from the Board in December 2016. From March 2014 to June 2015, Ms. Rogers served as Managing Director and Chief Executive Officer of Aspen Healthcare Services, LLC. From 2012 to 2014, Ms. Rogers served on the board of directors of Aspen Medical USA. Ms. Rogers served as a Managing Director of Government Affairs and Public Policy of Manatt, Phelps & Phillips LLP from February 2013 until February 2014. From August 2006 to January 2013, Ms. Rogers served in various positions, including Executive Vice President, President, Chief Executive Officer and Vice Chairman of the Board, at Aegis Defense Services LLC, a provider of security and support services to the U.S. government. Ms. Rogers has also served on the board of directors of several private companies. Ms. Rogers holds a Bachelor of Science degree in Political Science from Michigan State University.

We believe that Ms. Rogers possesses specific attributes that qualify her to serve as a member of our board of directors, including her executive experience and her expertise in the public service sector.

Donald R. Dixon has served as a director of our company since 2000. Since 1993, Mr. Dixon has been a co-founder and managing director of Trident Capital, a venture capital fund, and since 2015, Mr. Dixon has been a co-founder and managing director of Trident Capital Cybersecurity, a venture capital fund focused on cybersecurity. From 2008 to 2014, Mr. Dixon served on the board of directors of XRS Corporation, and since 2014 Mr. Dixon has served on the board of directors of Top Image

Systems, Ltd. Mr. Dixon also currently serves on the boards of directors of several private companies. Mr. Dixon holds a Bachelor of Science degree from Princeton University and a Master of Business Administration degree from the Stanford Graduate School of Business.

We believe that Mr. Dixon possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology companies and his background in the venture capital industry.

General Peter Pace has served as a director of our company since May 2009. From June 1967 until October 2007, Gen. Pace served in the United States Marine Corps, including as Chairman of the Joint Chiefs of Staff. Since October 2007, Gen. Pace has been a principal at Pace Ventures LLC. From February 2010 until its acquisition by Court Square Capital Partners and J. Eric Pike in December 2014, Gen. Pace served on the board of directors of Pike Electric Corporation. Since January 2011, Gen. Pace has served on the board of directors of AAR Corp. From November 2012 to February 2014, Gen. Pace served on the board of directors of LaserLock Technologies, Inc. From December 2012 until its acquisition by Oracle in June 2016, Gen. Pace served on the board of directors of Textura Corp. From January 2003 to January 2011, Gen. Pace served on the board of directors of Steve Myers and Associates Inc., and from June 2010 to June 2013, Gen. Pace served on the board of directors of Wi2Wi Inc. Gen. Pace also currently serves on the boards of directors of several private companies and previously served on the President’s Intelligence Advisory Board and Secretary of Defense’s Defense Policy Board. Gen. Pace holds a Bachelor of Science degree from the U.S. Naval Academy and a Master of Science degree in Business Administration from The George Washington University.

We believe that Gen. Pace possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as a director of technology and defense companies and his leadership experience.

Director Independence

Our board of directors has reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Ms. Bergeron, Mr. Dixon, Mr. Hank, Mr. Headley, Gen. Pace and Ms. Rogers do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director.

With respect to Mr. Dixon and Gen. Pace, our board of directors specifically considered that Mr. Dixon is the father of Peter Dixon, the Chief Executive Officer and Founder of Second Front Systems, Inc., that Gen. Pace serves on the board of directors of Second Front Systems, Inc., and the terms and value of the Representative Agreement we have with Second Front Systems, Inc. Our board of directors has concluded that our relationship with Second Front Systems, Inc. is not a material relationship that would impede the exercise of independent judgment by Mr. Dixon or Gen. Pace.

Leadership Structure

Mr. Courtot currently serves as both Chairman of our board of directors and President and Chief Executive Officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provide effective independent oversight of management while allowing the board of directors and management to benefit from Mr. Courtot’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors since 2000 and as Chief Executive Officer since 2001, Mr. Courtot is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans.

Mr. Courtot possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Chief Executive Officer brings company specific experience and expertise. The board of directors believes that Mr. Courtot’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our board of directors has appointed Mr. Dixon to serve as our lead independent director. As lead independent director, Mr. Dixon presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2017, our board of directors held 4 meetings (including regularly scheduled and special meetings), our audit committee held 8 meetings, our compensation committee held 5 meetings, and our nominating and governance committee held 2 meetings. Each director attended at least 75% of the total number of meetings of the board of directors and the committees of which he or she was a member during 2017, except for Mr. Schmidt who was hospitalized and passed away in March 2017.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Mr. Courtot, Ms. Bergeron, Mr. Hank, Mr. Headley and Ms. Rogers attended the 2017 annual meeting of stockholders.

Our board of directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Ms. Bergeron, Mr. Hank, Mr. Headley and Gen. Pace, with Mr. Hank serving as Chairman. The composition of our audit committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules. Each member of our audit committee meets the financial literacy requirements of the Nasdaq Stock Market listing standards. In addition, our board of directors has determined that Mr. Hank and Mr. Headley are audit committee financial experts within the meaning of the rules and regulations of the SEC. Among other responsibilities, our audit committee:

•	selects and hires a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	oversees procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards Nasdaq Stock Market. A copy of the audit committee charter is available on our website at http://investor.qualys.com.

Compensation Committee

Our compensation committee consists of Ms. Bergeron and Mr. Dixon, with Mr. Dixon serving as Chairman. The composition of our compensation committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to the compensation of our executive officers. Among other responsibilities, our compensation committee:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Stock Market. A copy of the compensation committee charter is available on our website at http://investor.qualys.com.

Nominating and Governance Committee

Our nominating and governance committee consists of Gen. Pace and Ms. Rogers, with Gen. Pace serving as Chairman. The composition of our nominating and governance committee meets the requirements for independence under current Nasdaq Stock Market listing standards and SEC rules. Among other responsibilities, our nominating and governance committee:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	reviews and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards Nasdaq Stock Market. A copy of the nominating and governance committee charter is available on our website at http://investor.qualys.com.

Considerations in Evaluating Director Nominees

The nominating and governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and governance committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and governance committee may take into account the benefits of diverse viewpoints. The nominating and governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. Notice must be received by us no earlier than February 11, 2019, and no later than March 13, 2019. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to: Qualys, Inc., Attention: General Counsel, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. All such stockholder communications will be forwarded to the appropriate member or members of the board of directors, or if none is specified, to the Chairman of the board of directors.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at http://investor.qualys.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, and legal and regulatory compliance. The audit committee discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation programs, policies and practices. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

The following table provides information regarding compensation paid by us to our non-employee directors during 2017. Directors who are also our employees receive no additional compensation for their service as a director. During 2017, one director, Mr. Courtot, our Chairman and Chief Executive Officer, was an employee. Mr. Courtot’s compensation is discussed under the heading “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)		Total
Sandra E. Bergeron	$43,000	$210,739	(3)	$253,739
Donald R. Dixon	61,000	210,739	(3)	271,739
Jeffrey P. Hank	50,000	210,739	(3)	260,739
Todd P. Headley	38,000	210,739	(3)	248,739
General Peter Pace	44,625	210,739	(3)	255,364
Kristi M. Rogers	34,000	210,739	(3)	244,739
Howard A. Schmidt (4)	6,250	—		6,250

(1)	The dollar amounts reported in this column represent the grant date fair value of restricted stock unit awards granted in 2017. These amounts have been calculated in accordance with Financial

Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. The fair value of each restricted stock unit award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 23, 2018.
(2)	As of December 31, 2017, the aggregate number of shares of our common stock underlying unvested stock awards and outstanding option awards held by each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Option Awards
Sandra E. Bergeron	4,982	36,000
Donald R. Dixon	4,982	36,000
Jeffrey P. Hank	4,982	81,000
Todd P. Headley	14,410	—
General Peter Pace	4,982	58,500
Kristi M. Rogers	4,982	45,000
Howard A. Schmidt	—	—

(3)	On June 5, 2017, each of Ms. Bergeron, Mr. Dixon, Mr. Hank, Mr. Headley, Gen. Pace and Ms. Rogers was granted a restricted stock unit award covering 4,982 shares of our common stock, which vests on the earlier of (i) June 5, 2018 or (ii) the day before our 2018 annual meeting of stockholders, subject to the applicable director’s continued service to us.
(4)	Represents compensation for service through March 2, 2017.

Non-Employee Director Compensation Program

During 2017, our non-employee director compensation program consisted of equity and cash, as described below.

Equity Compensation

Upon joining our board of directors, each newly elected non-employee director will be granted an award of restricted stock units with a “value” of $420,000 (the “Initial Award”), with vesting to occur in three equal annual installments on each of the first three anniversaries of the first day of the month following the month that the director joins the board, subject to continued service as a director through each vesting date.

On the date of each annual meeting of stockholders, each non-employee director who has served on our board of directors for at least six months prior to such date will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $200,000 (the “Annual Award”), which may be different from the award’s actual grant date fair value. Each of these awards vests on the earlier of the first anniversary of its grant date or the day before the next annual meeting of stockholders.

Notwithstanding the vesting schedules described above, the vesting of each Initial Award and each Annual Award will accelerate in full upon a “change in control” of the Company (as defined in our 2012 Equity Incentive Plan).

Cash Compensation

As of the beginning of 2017, our non-employee director compensation program provided that each year, each non-employee director would receive a cash retainer of $30,000 for serving on our board of directors (the “Annual Retainer”). In addition to the Annual Retainer, the lead independent director would be entitled to an additional cash retainer of $15,000.

The chairpersons and members of our board’s three standing committees would be entitled to the following cash retainers each year:

Board Committee	Chairperson Retainer*	Member Retainer
Audit Committee	$15,000	$7,500
Compensation Committee	10,000	5,000
Nominating and Governance Committee	6,000	3,000

*	No director who serves as chairperson of a committee is entitled to a member retainer for the same committee.

In February 2017, our compensation committee reviewed our non-employee director compensation program. Based on its review of the peer group compensation data provided by Compensia and other relevant factors, our compensation committee determined that we were providing cash compensation below current competitive market levels and approved (i) an increase to the additional cash retainer for serving as the lead independent director to $19,000 and the additional cash retainers for chairpersons and members of our board’s three standing committees to the amounts set forth below, and (ii) payments to our non-employee directors such that the total amount of cash compensation they would receive for 2017 would be equal to the amounts they would have otherwise received had our updated director compensation program been in effect as of the beginning of 2017:

Board Committee	Chairperson Retainer*	Member Retainer
Audit Committee	$20,000	$8,000
Compensation Committee	12,000	5,000
Nominating and Governance Committee	7,500	4,000

*	No director who serves as chairperson of a committee is entitled to a member retainer for the same committee.

All retainers in cash will be paid in four equal installments on a quarterly basis at the end of the applicable quarter, provided that the individual served as a non-employee director in the applicable capacity during the full quarter, with the amount pro-rated for any director who did not serve in the applicable capacity the full quarter (on either the board of directors and/or the relevant board committee).

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2018. During the year ended December 31, 2017, Grant Thornton served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Qualys, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2018. Our audit committee is submitting the selection of Grant Thornton to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Grant Thornton will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Grant Thornton, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Grant Thornton for the years ended December 31, 2016 and 2017.

	2016	2017
Audit Fees (1)	$1,124,640	$1,265,344
Audit-Related Fees (2)	91,438	214,785

	$1,216,078	$1,480,129

(1)	Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-Related fees consist of fees for professional services provided in connection with the issuance of our Service Organization Control Report (SOC1), which provides assurance to our customers that we have adequate controls and safeguards over the processing of their data.

Auditor Independence

In 2017, there were no other professional services provided by Grant Thornton that would have required the audit committee to consider their compatibility with maintaining the independence of Grant Thornton.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit-Related services. Audit-Related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

The audit committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF GRANT THORNTON LLP.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Section 14A of the Exchange Act enables stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed pursuant to Regulation 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Philosophy and Objectives” beginning on page 24 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure our executive officers’ interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE NAMED EXECUTIVE OFFICER COMPENSATION

AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the Nasdaq Stock Market and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on our website at http://investor.qualys.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the financial reporting process of Qualys, Inc. (the “Company”), the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Grant Thornton LLP (“Grant Thornton”) is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of Grant Thornton. These are the fundamental responsibilities of management and Grant Thornton. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and Grant Thornton;

•

discussed with Grant Thornton the matters required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the audit committee’s review and discussions with management and Grant Thornton, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Jeffrey P. Hank (Chair)

Sandra E. Bergeron

Todd P. Headley

General Peter Pace

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 27, 2018. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Philippe F. Courtot	73	Chairman, President and Chief Executive Officer
Melissa B. Fisher	45	Chief Financial Officer
Amer S. Deeba	51	Chief Commercial Officer
Bruce K. Posey	66	Vice President, General Counsel and Corporate Secretary
Sumedh S. Thakar	42	Chief Product Officer

Philippe F. Courtot is also a director of our company. Please see the section titled “Board of Directors and Corporate Governance” for his biography.

Melissa B. Fisher has served as our Chief Financial Officer since April 2016. Ms. Fisher joined us from Zynga Inc., a developer of social games, where she served as the Vice President of Financial Planning and Analysis, Investor Relations and Treasury from April 2015 to April 2016. Ms. Fisher previously served as Vice President of Corporate Development, Investor Relations and Treasury of Digital River, Inc., a global provider of enterprise e-commerce SaaS solutions, from July 2013 to March 2015. From September 2009 to March 2012, Ms. Fisher served as Managing Director at Foros. Ms. Fisher spent the earlier parts of her career at Banc of America Securities and Goldman, Sachs & Co. Ms. Fisher currently serves as a director of Model N, Inc., and previously served as a director of Digital Generation, Inc. and Image Sensing Systems, Inc. Ms. Fisher holds a Bachelor of Arts degree in Government from Harvard University and a Masters of Business Administration degree from the Harvard Graduate School of Business Administration.

Amer S. Deeba has served as our Chief Commercial Officer since May 2016, and served as our Vice President of Corporate Development and Strategic Alliances from August 2014 to May 2016, and as our Chief Marketing Officer from January 2007 to August 2014. Mr. Deeba joined us in 2001 and has held various other positions with us since that time, including Vice President, Product Marketing and Vice President, Strategic Alliances. From April 1999 until February 2000, Mr. Deeba served as Director of Product Management at Signio until its acquisition by VeriSign, and from February 2000 until June 2001 he held various positions at VeriSign, including General Manager of the Payment Division. Mr. Deeba holds a Bachelor of Engineering degree from the American University of Beirut and a Master of Science degree from Santa Clara University.

Bruce K. Posey has served as our Vice President and General Counsel since May 2012, and has been our Corporate Secretary since June 2012. From December 2011 to May 2012, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary of IntelePeer, Inc. From January 2009 to December 2011, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at Openwave Systems, Inc. From July 2002 to January 2009, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at iPass. Mr. Posey holds a Bachelor of Science degree from the University of Oregon and a Juris Doctor degree from the University of Michigan Law School.

Sumedh S. Thakar has served as our Chief Product Officer since June 2014. Before that, beginning in December 2010, Mr. Thakar served as our Vice President, Engineering. Mr. Thakar joined us in February 2003 and has held various positions with us since that time, including Principal Engineer, Engineering Manager and Director of Engineering. Mr. Thakar holds a Bachelor of Science degree from the University of Pune, India.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for:

•	Philippe F. Courtot, our Chairman, President and Chief Executive Officer;

•	Melissa B. Fisher, our Chief Financial Officer;

•	Amer S. Deeba, our Chief Commercial Officer;

•	Bruce K. Posey, our Vice President, General Counsel and Corporate Secretary; and

•	Sumedh S. Thakar, our Chief Product Officer.

These executive officers are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers.”

Overview

Business Highlights

We are a pioneer and leading provider of cloud-based security and compliance solutions that enable organizations to identify security risks to their IT infrastructures, help protect their IT systems and applications from ever-evolving cyber-attacks and achieve compliance with internal policies and external regulations. Our cloud solutions address the growing security and compliance complexities and risks that are amplified by the dissolving boundaries between internal and external IT infrastructures and web environments, the rapid adoption of cloud computing and the proliferation of geographically dispersed IT assets.

IT infrastructures are more complex and globally-distributed today than ever before, as organizations of all sizes increasingly rely upon a myriad of interconnected information systems and related IT assets, such as servers, databases, web applications, routers, switches, desktops, laptops, other physical and virtual infrastructure, and numerous external networks and cloud services. The predominant approach to IT security has been to implement multiple disparate security products that can be costly and difficult to deploy, integrate and manage and may not adequately protect organizations. As a result, we believe there is a large and growing opportunity for comprehensive cloud-based security and compliance solutions.

We intend to leverage our innovation and extensive expertise to strengthen our leadership position as a trusted provider of cloud-based security and compliance solutions. In 2017, we continued our outstanding financial performance, including achieving the following significant financial results:

•	The price of our common stock increased by 88% to $59.35 per share on December 29, 2017, as compared to $31.65 per share on December 30, 2016;

•

Revenues increased by 17% to $230.8 million, as compared to $197.9 million in 2016 (which, when normalized for the impact of FX (foreign exchange) and the MSSP (Managed Security Service Provider) contract, represents an increase in revenues of 19%);

•	Net income increased by 110% to $40.4 million, as compared to $19.2 million in 2016; and

•	Adjusted EBITDA (a non-GAAP financial measure) increased by 25% to $84.9 million, as compared to $68.0 million in 2016.

The reconciliation of net income to Adjusted EBITDA is set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 23, 2018.

Good Governance Practices

We maintain good corporate governance standards in our executive compensation policies and practices. The following policies and practices were in effect during our fiscal year ended December 31, 2017:

•	Our compensation committee is made up solely of independent directors and makes all executive compensation decisions.

•	Our potential change in control payments and benefits are reasonable in amount.

•	We do not offer tax gross-ups to any of our named executive officers.

Effect of Most Recent Stockholder Advisory Vote on Executive Compensation

Our compensation committee considers the results of the annual stockholder advisory vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program as part of its annual executive compensation review. At our 2017 annual meeting of stockholders, over 96% of the votes cast approved the compensation program for our named executive officers as described in our 2017 annual proxy statement. Based on this strong stockholder support, our compensation committee determined not to make any significant changes to our existing executive compensation program and policies. The change to our equity award structure for the equity awards granted to our named executive officers in 2017 (whereby we granted the equity awards entirely in restricted stock units) was not related to the feedback on the stockholder advisory vote. Our compensation committee will continue to consider the results of the annual advisory vote on executive compensation and stockholder feedback as data points in designing our executive compensation program.

Philosophy and Objectives

Our compensation philosophy is to provide programs that attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and to promote the success of our business. The following table identifies the main elements of our executive compensation program and the reason we chose to provide each:

Element of Compensation	Basis for Providing Element
Base Salary	To provide compensation to our named executive officers for services based on their experience and past performance

Non-Equity Incentive Plan Compensation	To motivate and reward our named executive officers for focusing on individual and company objectives that drive increased stockholder value

Equity Compensation	To align our named executive officers’ interests with the long-term interests of our stockholders and to promote the retention of our named executive officers

Non-Cash and Non-Equity Benefits	To provide for the safety and wellness of our named executive officers

Change in Control and Severance Payments and Benefits	To promote the retention of our named executive officers

Compensation-Setting Process

Role of the Compensation Committee

Our compensation committee operates under a written charter adopted by the committee and approved by our board of directors. The charter is available on our website. Each member of our compensation committee qualifies as (i) an “independent director” under the Nasdaq Stock Market requirements, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code, or the Code.

Our compensation committee oversees our overall compensation philosophy, compensation plans, and benefits programs. Our compensation committee is responsible for reviewing, approving, and administering our annual and long-term incentive compensation plans and our employee benefit plans and for administering our equity incentive plans.

To this end, our compensation committee establishes the performance objectives and certifies the performance achievement under our annual and long-term incentive compensation plans, and our compensation committee approves the grant of equity awards under our equity incentive plans. Our compensation committee also reviews on a periodic basis the operations of our executive compensation program to determine whether they are properly coordinated and achieving their intended purposes. If our compensation committee determines that any aspect of our executive compensation program yields payments and benefits that are not reasonably related to executive and corporate performance, the committee may take steps to modify such program.

Our compensation committee has the authority to engage independent outside consultants and obtain input from our management team, other employees, and external advisers. In 2017, our compensation committee engaged Compensia, Inc., or Compensia, a third party compensation consultant, to assist us with respect to the compensation of our executive officers, including our named executive officers.

Role of Compensation Consultant

Compensia provided data on the compensation provided to executives in our compensation peer group and the market in general. The compensation peer group is selected on the basis of relevant industry, size and comparability of the business. This data was considered by our compensation committee in setting executive compensation in 2017. This process involved Compensia analyzing, reviewing and making recommendations to our compensation committee regarding (i) the compensation peer group and (ii) various elements of our executive compensation program based on a comparison of the base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity awards) we provide to our named executive officers against that provided by our compensation peer group to similarly situated executives. In 2017, Compensia did not provide any services to us or receive any payments from us, except in its capacity as a consultant to our compensation committee. Based on the consideration of the various factors as set forth in the rules of the SEC and the Nasdaq Stock Market, our compensation committee believes that its relationship with Compensia and the work of Compensia on behalf of the committee has not raised any conflict of interest.

Role of Management

During 2017, Ms. Fisher, Mr. Posey, and Rima Tuoma-Bruno, our Chief Human Resources Officer, typically attended our compensation committee’s meetings. Our compensation committee may invite to its meetings any other person that it deems appropriate. No named executive officer attends the portions of a meeting during which decisions regarding his or her compensation are made.

Peer Companies

With the assistance of Compensia, our compensation committee approved a list of public company peer companies for the committee to use in conducting a competitive market analysis of executive officer compensation. Our compensation peer group consisted of publicly traded companies in the software, internet software & services, and technology hardware & equipment sectors that generally had revenues greater than $100 million, experienced strong year-over-year growth in revenues and had a market capitalization greater than $400 million. The following is a list of the public companies that our compensation committee approved as our “compensation peer group” in March 2017:

Compensation Peer Group
Barracuda Networks, Inc.	Gigamon Inc.	Rapid7, Inc.
Benefitfocus, Inc.	Imperva Inc.	SecureWorks Corp.
Callidus Software Inc.	LogMeIn, Inc.	Splunk Inc.
Ellie Mae, Inc.	Palo Alto Networks	SPS Commerce, Inc.
FireEye Inc.	Proofpoint, Inc.	Varonis Systems, Inc.

Our compensation committee believed it was appropriate to include these companies in our compensation peer group because the companies were similar in size, operated within the same or similar industries as us and compete with us for executives. According to the market data provided by Compensia in March 2017, the companies in our compensation peer group had revenues for the four previous quarters between $100 million and $1.6 billion (which was approximately 0.5 to 8.1 times our revenues during the comparable period) and market capitalization as of March 17, 2017 of between $600 million and $13 billion (which was approximately 0.5 to 10.3 times our market capitalization on that date).

With the assistance of Compensia, our compensation committee updated the compensation peer group in September 2017 to reflect changes in our financial characteristics. At that time, our compensation committee screened the compensation peer group for companies that generally had revenues greater than $100 million, experienced strong year-over-year growth in revenues, had a market capitalization greater than $500 million and had high market capitalization to revenue multiples. The following is a list of the public companies that our compensation committee approved as our “compensation peer group in September 2017:

Barracuda Networks, Inc.	Imperva Inc.	Q2 Holdings, Inc.
Callidus Software Inc.	LogMeIn, Inc.	Rapid7, Inc.
Ellie Mae, Inc.	MINDBODY	SecureWorks Corp.
FireEye Inc.	MuleSoft, Inc.	Splunk Inc.
Five9, Inc.	Palo Alto Networks	SPS Commerce, Inc.
Gigamon Inc.	Proofpoint, Inc.	Varonis Systems, Inc.

According to the market data provided by Compensia in October 2017, the companies in our updated compensation peer group had revenues for the four previous quarters between $160 million and $1.8 billion (which was approximately 0.8 to 8.5 times our revenues during the comparable period) and market capitalization as of September 29, 2017 of between $700 million and $13 billion (which was approximately 0.4 to 7.0 times our market capitalization on that date).

Use of Peer Data

Our compensation committee uses the compensation peer group and market data provided by Compensia (including custom cuts of survey data from Radford) to obtain a general understanding of compensation practices within our compensation peer group and the market in general. In setting the various elements of compensation for the named executive officers, our compensation committee reviewed base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity incentives). We believe that considering these measures was important because it allows us to provide compensation that, as a complete package, is appropriate for each named executive officer.

Executive Compensation Program Components

The following sections describe each component of our executive compensation program, provide the rationale for each component, and explain how the compensation amounts and awards were determined for 2017.

Base Salary

Base salary is the primary fixed component of our named executive officers’ compensation. We use base salary to compensate our named executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. A named executive officer’s base salary at hire is determined through arm’s length negotiation. Our compensation committee typically reviews and considers adjustments to our named executive officers’ base salaries on an annual basis. When doing so, our compensation committee takes into account factors such as the named executive officer’s experience, skills, knowledge, responsibilities, and performance and the prevailing market conditions.

In April 2017, our compensation committee reviewed our executive compensation program, including base salary for our named executive officers. The committee evaluated the peer group compensation data provided by Compensia and other relevant factors, and determined, based on its judgment, that no adjustments to the base salaries of our named executive officers should be made. Each named executive officer’s base salary during 2017 is listed in the table below.

Named Executive Officer	Base Salary for 2017
Philippe F. Courtot	$375,000
Melissa B. Fisher	$325,000
Amer S. Deeba	$300,000
Bruce K. Posey	$275,000
Sumedh S. Thakar	$325,000

The total base salaries paid to our named executive officers during 2017 are set forth in the section entitled “2017 Summary Compensation Table” below.

Non-Equity Incentive Plan Compensation

To motivate and reward our named executive officers for our achievement of our annual financial and operational objectives and our long-term strategic and growth goals, we provide cash incentive compensation to our named executive officers based on the achievement of one or more corporate performance objectives. The objectives change from year to year as we grow and market conditions evolve and different priorities are established, but our compensation committee selects challenging goals that are achievable only by strong performance.

Our named executive officers participated in our 2017 Corporate Bonus Plan, which provides them with an opportunity to receive formula-based incentive amounts on a quarterly basis. Our compensation committee decided this was the most appropriate measure of time to determine achievement of short-term goals. Our named executive officers’ target bonus opportunities under the 2017 Corporate Bonus Plan are expressed as percentages of their base salaries as of the last day of the applicable quarter. For 2017, these percentages remained unchanged from 2016, and the performance measures used to determine bonuses continued to be based on (i) growth in our bookings for the applicable quarter over the same quarter of the prior year, (ii) growth in revenue from the same quarter in 2016 and (iii) non-GAAP earnings per diluted share, with all three measures weighted equally.

For purposes of the bookings growth measure, bookings were calculated as the sum of subscribed revenues for all new, renewal and upsell subscriptions contracted by customers and channel partners in each quarter. The subscribed revenues were based on the amount of subscription contracted if the term is one year or less, and were capped at one year’s worth of subscribed revenues if the subscription term exceeds one year. The bookings growth measure is an internal measure and is a non-GAAP financial measure.

For purposes of the revenue growth measure, revenue was determined in accordance with GAAP and set forth in our quarterly and annual financial statements. For purposes of the non-GAAP earnings per diluted share measure, such earnings were calculated as GAAP net income less stock-based compensation expense and non-recurring charges under the 2017 Corporate Bonus Plan, divided by weighted average shares (diluted) for the applicable quarter. Our compensation committee selected these measures as the corporate performance measures that best supported our annual operating plan and enhanced long-term value creation.

For 2017, each named executive officer’s target bonus opportunity (expressed as a percentage of his or her base salary in the applicable quarter) remained unchanged from 2016 and is listed in the table below.

Named Executive Officer	Target Bonus for 2017
Philippe F. Courtot	100%
Melissa B. Fisher	50%
Amer S. Deeba	50%
Bruce K. Posey	50%
Sumedh S. Thakar	50%

The target award amounts for our named executive officers in each quarter of 2017 were as follows:

2017 Corporate Bonus Plan Target Awards

Named Executive Officer	Q1	Q2	Q3	Q4	TOTAL
Philippe F. Courtot	$93,750	$93,750	$93,750	$93,750	$375,000
Melissa B. Fisher	40,625	40,625	40,625	40,625	162,500
Amer Deeba	37,500	37,500	37,500	37,500	150,000
Bruce K. Posey	34,375	34,375	34,375	34,375	137,500
Sumedh S. Thakar	40,625	40,625	40,625	40,625	162,500

A named executive officer’s bonus payment was to be paid at a percentage of his or her target incentive amount based on the weighted average of the payout percentages for each applicable measure. To be eligible for a quarterly bonus payment under our 2017 Corporate Bonus Plan, an individual must be employed as of the last day of the quarter.

For each of the three measures of a named executive officer’s target bonus opportunity, the payout percentage was capped at 100%. Our compensation committee believed that achieving the top end of the targets would be sufficiently challenging and incentivize top end performance.

	Q1			Q2			Q3			Q4
	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout
Bookings Growth	19.9%	*	94.0%	18.3%	*	100.0%	21.7%	*	100.0%	25.6%	*	89.3%
Rev Growth	15.1%	14.9%	90.0%	15.8%	14.1%	56.8%	16.4%	16.7%	100.0%	20.1%	20.5%	100.0%
Non-GAAP EPS	$0.20	$0.20	100.0%	$0.22	$0.26	100.0%	$0.25	$0.31	100.0%	$0.28	$0.32	100.0%
Weighted Payout			94.7%			85.6%			100.0%			96.4%

*	With respect to actual bookings growth rate, as noted above, this is an internal measure that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm. If the results were disclosed, we believe the information would provide competitors with insights into our operations and sales compensations programs that would be harmful to us. Our compensation committee believed that corporate bonus plan structure was appropriate because it was designed to drive sales and profitability.

The aggregate actual amounts awarded for 2017 to our named executive officers were as follows, based on the achievement against the applicable performance measures discussed above:

2017 Corporate Bonus Plan—Actual Award Amount

Named Executive Officer	Actual Award Amount
Philippe F. Courtot	$353,137
Melissa B. Fisher	153,026
Amer Deeba	141,255
Bruce K. Posey	129,484
Sumedh S. Thakar	153,026

Equity Compensation

We use equity awards to incentivize and reward strong long-term corporate performance and align the interests of our named executive officers with those of our stockholders.

The size of equity awards granted to our named executive officers in connection with their hire is determined through arm’s-length negotiation. We consider factors such as the named executive officer’s prospective role and responsibilities, the cash compensation the named executive officer is expected to receive, the potential incentive and retention value of the award, and the prevailing market conditions.

We also will periodically grant equity awards to our named executive officers to recognize corporate and individual performance, in connection with a promotion, or to provide additional incentive to continue providing services to us. When determining the size of these equity awards, we generally do not apply a fixed formula. Instead, we aim to maximize long-term stockholder value by granting an amount of equity that properly rewards the named executive officer for his or her contribution to the growth in such value, and we therefore take into consideration factors such as the named executive officer’s performance, contributions, responsibilities, and experience; the equity held by the named executive officer (including the economic value of his or her unvested equity awards and the ability of this equity to satisfy our retention objectives); a compensation analysis performed by our human resources department and/or Compensia; compensation peer group and market data provided by Compensia; the equity award recommendations of management; and internal equity considerations.

In 2017, our compensation committee determined that the 2017 equity awards to be granted to our named executive officers should be in the form of restricted stock units because they have a lesser dilutive effect than stock options and provide our named executive officers with a floor of certain value delivered (as a restricted stock unit would never be “out of the money”).

In April 2017, our compensation committee reviewed relevant compensation peer group and market data provided by Compensia. In the course of that review, our compensation committee and our board of directors determined that the value of the equity awards granted to Messrs. Courtot, Deeba, and Thakar in the prior three years were not competitive with the value of the equity awards provided by companies in our compensation peer group to their similarly situated executives. Therefore, our compensation committee recommended that our board of directors grant “catch-up” restricted stock unit awards to Messrs. Courtot, Deeba, and Thakar. Each of these “catch-up” restricted stock unit awards were structured to vest quarterly in equal installments over the one-year period after the award’s vesting commencement date.

Additionally, our compensation committee recommended that our board of directors grant refresh restricted stock unit awards to our named executive officers with each of the refresh restricted stock unit awards structured to vest quarterly in equal installments over a four-year period after the award’s vesting commencement date.

The vesting of all equity awards would be subject to the applicable named executive officer’s continued service with us as of each vesting date. In addition, the vesting of these awards would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments upon Termination or Change in Control” contained in this proxy statement. In April 2017, the independent members of our board of directors approved these equity award grants.

The number of shares of our common stock covered by each of these equity awards and the intended value at the time of grant is listed in the table below.

Named Executive Officer	Catch-Up Restricted Stock Units	Intended Value of Catch-Up Restricted Stock Units	Refresh Restricted Stock Units	Intended Value of Refresh Restricted Stock Units
Philippe F. Courtot	190,778	$6,879,422	178,287	$6,429,000
Melissa B. Fisher	—	—	68,858	2,483,000
Amer S. Deeba	2,271	81,872	19,244	693,904
Bruce K. Posey	—	—	11,827	426,463
Sumedh S. Thakar	13,916	501,793	75,458	2,721,000

In October 2017, at the request of management, our compensation committee met to evaluate annual compensation for fiscal 2018. The request to change the timing of the annual review and granting of awards was so that the equity awards could be factored into Wall Street guidance regarding our common stock. Our compensation committee reviewed relevant compensation peer group and market data provided by Compensia and recommended that our board of directors grant additional restricted stock unit awards to our named executive officers. The size of these refresh awards were reduced to reflect the fact that portions of the equity awards granted to our named executive officers in April 2017 scheduled to vest during the one-year period after the vesting commencement date still remained unvested. Each of these awards was structured to vest quarterly in equal installments over a four-year period after the award’s vesting commencement date, in each case subject to the applicable named executive officer’s continued service with us as of each vesting date. In addition, the vesting of these awards would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments upon Termination or Change in Control” contained in this proxy statement. In October 2017, the independent members of our board of directors approved these equity award grants.

The number of shares of our common stock covered by each of these equity awards and the intended value at the time of grant is listed in the table below.

Named Executive Officer	October Restricted Stock Units	Intended Value of October Restricted Stock Units
Philippe F. Courtot	149,232	$7,722,750
Melissa B. Fisher	35,897	1,857,625
Amer S. Deeba	8,556	442,750
Bruce K. Posey	14,153	732,375
Sumedh S. Thakar	74,295	3,844,750

Intended value was translated into a number of shares by dividing the dollar amount by the average of the closing prices of our common stock for the 30 trading days ending one week before the date of grant.

The equity awards granted to our named executive officers during 2017 are set forth in the sections entitled “2017 Summary Compensation Table” and “Grants of Plan-Based Awards in 2017 Table” below.

Non-Cash and Non-Equity Benefits

Our named executive officers participate in the same retirement plan as other U.S.-based full-time employees. We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We match 50% on the dollar up to the first 6% contributed with no vesting period, for our employees, including our named executive officers. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

In addition, our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; life insurance; and accidental death and dismemberment insurance. We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Perquisites and Other Personal Benefits

Currently, we generally do not provide perquisites or other personal benefits to our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make our named executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Change in Control and Severance Benefits

Ms. Fisher’s employment offer letter provides for certain protections in the event of termination of her employment under specified circumstances. In addition, certain equity awards granted to our named executive officers provide for acceleration of vesting upon termination of their employment under specified circumstances or upon certain transactions that involve a change in control of the Company. We believe that these agreements maximize stockholder value by minimizing any potential distractions caused by the possibility of an involuntary termination or a potential change in control, which allows our named executive officers to maintain their focus and dedication to their responsibilities. We believe that these arrangements also provide further retention value by encouraging our named executive officers to continue providing services to us.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the section entitled “Potential Payments upon Termination or Change in Control” contained in this proxy statement.

Other Compensation Policies

We have implemented an insider trading policy that prohibits our named executive officers from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account. We have not implemented policies that set minimum stock ownership requirements for our named executive officers or allow us to recover from them any cash or equity-based incentive compensation where the payment of such compensation was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct for federal income tax purposes for compensation paid to our Chief Executive Officer and certain of our other executive officers in any taxable year to $1 million per person.

While our compensation committee is mindful of the benefit of being able to fully deduct the compensation paid to our executives, our compensation committee believes that we should retain the flexibility to compensate our executive officers in a manner that can best promote our business objectives. Therefore, our compensation committee intends to continue to compensate our executives in a manner consistent with the best interests of our company and our stockholders, even if such compensation is not fully deductible.

“Parachute Payments” and Deferred Compensation

Under Sections 280G and 4999 of the Code, certain service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and we, or a successor, may forfeit a deduction on the amounts subject to this excise tax. Section 409A of the Code imposes significant additional taxes on a service provider in the event the service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

In 2017, we did not provide any of our named executive officers with a “gross-up” or other reimbursement payment for any excise tax liability that he or she might owe as a result of the application of Sections 280G or 4999 or for any additional tax that he or she might owe as a result of the application of Section 409A. We have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting Considerations

Accounting guidance on stock compensation requires us to measure the compensation expense for all share-based payment awards made to employees (including our named executive officers) and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the tables below, even though our named executive officers and directors may never realize any value from their equity awards. This authoritative accounting guidance also requires us to recognize the compensation cost of share-based payment awards in our income statements over the period that the named executive officer or director is required to provide services to us in exchange for the vesting of the equity award.

Risk Considerations

Our compensation committee assesses risks created by the incentives inherent in our compensation policies. We have designed our executive compensation program so that our named executive officers focus on both short-term and long-term financial and operational performance. In addition, our compensation committee has engaged Compensia to independently review our executive compensation program, and our compensation committee conducts an annual review of our executive compensation program to ensure that it continues to reward our named executive officers for creating short-term and long-term stockholder value without encouraging our named executive officers to take excessive risks. Based on the results of these reviews, we do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018.

Respectfully submitted by the members of the compensation committee of the board of directors:

Donald R. Dixon (Chair)

Sandra E. Bergeron

Compensation Committee Interlocks and Insider Participation

Neither Donald R. Dixon nor Sandra E. Bergeron, who are the members of our compensation committee, is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.

2017 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for 2017.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Philippe F. Courtot	2017	375,000	—	22,021,699	353,137	—	22,749,836
Chairman, President	2016	366,859	5,269,550	—	214,064	—	5,850,473
and Chief Executive Officer	2015	350,000	—	—	111,563	—	461,563
Melissa B. Fisher (4)	2017	325,000	—	4,532,329	153,026	7,618	5,017,973
Chief Financial Officer	2016	219,167	715,721	810,431	76,971	—	1,822,290
Amer S. Deeba	2017	300,000	—	1,276,222	141,255	10,422	1,727,899
Chief Commercial Officer	2016	283,718	477,421	506,523	87,500	5,170	1,360,332
	2015	250,000	—	—	63,750	—	313,750
Bruce K. Posey	2017	275,000	—	1,198,605	129,484	5,051	1,608,140
Vice President, General	2016	266,859	382,569	405,228	80,729	2,038	1,137,423
Counsel and Corporate Secretary	2015	250,000	825,925	—	63,750	—	1,139,675
Sumedh S. Thakar	2017	325,000	—	7,339,879	153,026	9,000	7,826,905
Chief Product Officer	2016	308,718	1,433,318	1,519,542	94,896	4,944	3,361,418
	2015	260,417	825,925	—	66,875	—	1,153,217

(1)	Restricted stock unit awards and option awards are shown at their aggregate grant date fair value as determined in accordance with FASB, ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. The fair value of each restricted stock unit award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018.
(2)	Non-equity incentive plan payments for 2017 were paid under our 2017 Corporate Bonus Plan as described in the narrative above.
(3)	Reflects 401(k) matching contributions by Qualys.
(4)	Ms. Fisher joined Qualys on April 28, 2016.

Grants of Plan-Based Awards in 2017 Table

The following table shows information regarding cash incentive and equity awards granted to our named executive officers during 2017.

Name	Grant Date	Plan Name (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Equity Grants
			Threshold ($)	Target ($)	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Philippe F. Courtot	1/1/2017	Bonus Plan	$31,250	375,000	—		—	—	—
	4/28/2017	2012 Plan	—	—	369,065	(3)	—	—	14,172,096
	10/27/2017	2012 Plan	—	—	149,232		—	—	7,849,603
Melissa B. Fisher	1/1/2017	Bonus Plan	$13,542	162,500	—		—	—	—
	4/28/2017	2012 Plan	—	—	68,858		—	—	2,644,147
	10/27/2017	2012 Plan	—	—	35,897		—	—	1,888,182
Amer S. Deeba	1/1/2017	Bonus Plan	$12,500	150,000	—		—	—	—
	4/28/2017	2012 Plan	—	—	21,515	(3)	—	—	826,176
	10/27/2017	2012 Plan	—	—	8,556		—	—	450,046
Bruce K. Posey	1/1/2017	Bonus Plan	$11,458	137,500	—		—	—	—
	4/28/2017	2012 Plan	—	—	11,827		—	—	454,157
	10/27/2017	2012 Plan	—	—	14,153		—	—	744,448
Sumedh S. Thakar	1/1/2017	Bonus Plan	$13,542	162,500	—		—	—	—
	4/28/2017	2012 Plan	—	—	89,374	(3)	—	—	3,431,962
	10/27/2017	2012 Plan	—	—	74,295		—	—	3,907,917

(1)	Awards granted under the “Bonus Plan” represent awards granted under our 2017 Corporate Bonus Plan. Awards granted under the “2012 Plan” represent awards granted under our 2012 Equity Incentive Plan.
(2)	Amounts reported in this column represent the grant date fair value of RSU awards, calculated in accordance with FASB ASC Topic 718.
(3)	Includes two restricted stock unit awards with the same grant date.

Outstanding Equity Awards at 2017 Year-End Table

The following tables present, for each of our named executive officers, information regarding outstanding stock options and other equity awards held as of December 31, 2017.

Option Awards (1)
Named Executive Officer	Grant Date	Vesting Commencement Date	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable		Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date
Philippe F. Courtot	4/28/2016 2/6/2014 12/3/2009	4/28/2016 1/25/2015 1/25/2011	208,333 398,000 231,927	(2) (3) (4)	291,667 — —	$25.56 26.86 3.80	4/28/2026 2/5/2024 12/2/2019
Melissa B. Fisher	4/28/2016	4/28/2016	28,296	(5)	39,615	25.56	4/28/2026
Amer S. Deeba	4/28/2016 10/30/2014 2/6/2014 4/30/2012 11/5/2010 7/30/2009	4/28/2016 10/30/2014 11/6/2014 11/5/2012 11/5/2010 6/30/2010	18,875 50,000 40,000 40,000 50,000 31,000	(2) (3) (3) (3) (4) (4)	26,425 — — — — —	25.56 30.58 26.86 8.40 4.10 2.80	4/28/2026 10/29/2024 2/5/2024 11/5/2022 11/4/2020 7/29/2019
Bruce K. Posey	4/28/2016 7/30/2015 6/6/2012	4/28/2016 5/21/2016 5/21/2012	15,125 39,583 91,000	(2) (6) (3)	21,175 10,417 —	25.56 37.28 8.90	4/28/2026 7/29/2025 6/5/2022
Sumedh S. Thakar	4/28/2016 7/30/2015 10/30/2014 8/1/2014 5/2/2014 10/31/2013 2/7/2013	4/28/2016 7/30/2015 10/30/2014 6/1/2014 5/2/2014 10/31/2013 2/7/2013	56,666 50,000 75,000 50,000 50,000 75,000 41,011	(2) (3) (3) (3) (3) (3) (3)	79,334 — — — — — —	25.56 37.28 30.58 23.51 19.26 20.80 12.68	4/28/2026 7/29/2025 10/29/2024 7/31/2024 5/1/2024 10/30/2023 2/6/2023

(1)	Unless otherwise noted in these footnotes, all stock options referenced in this table were granted under the 2012 Plan.
(2)	1/48th of the total number of shares of our common stock subject to this stock option vest monthly starting on the one month anniversary of the vesting commencement date.
(3)	Each of these options was fully vested as of December 31, 2017.
(4)	Each of these options was awarded under the 2000 Plan and was fully vested as of December 31, 2017.
(5)

1/4th of the total number of shares of our common stock subject to this stock option vest on the one-year anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to this stock option vest monthly thereafter.

(6)	1/24th of the total number of shares of our common stock subject to this stock option vest monthly starting on the one month anniversary of the vesting commencement date.

Stock Awards (1)
Named Executive Officer	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)
Philippe F. Courtot	10/27/2017 4/28/2017 4/28/2017	149,232 156,002 95,389	(2) (3) (4)	$8,856,919 9,258,719 5,661,337
Melissa B. Fisher	10/27/2017 4/28/2017 4/28/2016	35,897 60,251 19,817	(2) (3) (5)	2,130,487 3,575,897 1,176,139
Amer S. Deeba	10/27/2017 4/28/2017 4/28/2017 4/28/2016	8,556 16,839 1,136 12,386	(2) (3) (4) (6)	507,799 999,395 67,422 735,109
Bruce K. Posey	10/27/2017 4/28/2017 4/28/2016	14,153 10,349 9,909	(2) (3) (6)	839,981 614,213 588,099
Sumedh S. Thakar	10/27/2017 4/28/2017 4/28/2017 4/28/2016	74,295 66,026 6,958 37,157	(2) (3) (4) (6)	4,409,408 3,918,643 412,957 2,205,268

(1)	All restricted stock units (RSUs) referenced in this table were granted under the 2012 Plan.
(2)	The RSUs will vest quarterly in equal installments over four years beginning on February 1, 2018.
(3)	The RSUs will vest quarterly in equal installments over four years beginning on August 1, 2017.
(4)	The RSUs will vest quarterly in equal installments over one year beginning on August 1, 2017.
(5)	Twenty-five percent (25%) of the RSUs vested on May 1, 2017, and the remaining RSUs will vest quarterly in equal installments through May 1, 2020.
(6)	The RSUs will vest quarterly in equal installments over four years beginning on August 1, 2016.
(7)	Market value of shares or units of stock that have not vested is computed by multiplying (i) $59.35, the closing price on the Nasdaq Stock Market of our common stock on December 29, 2017, the last business day of 2017, by (ii) the number of shares or units of stock.

Option Exercises and Stock Vested in 2017 Table

The following table sets forth the number of shares of common stock acquired during 2017 by our named executive officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Philippe F. Courtot	935,762	$30,178,325	47,695	$2,658,996
	20	635	47,694	1,998,379
	471,308	14,657,679	11,143	621,222
	20,000	1,069,000	11,142	466,850
	20,000	1,071,000
	20,000	1,071,000
	20,000	1,056,000
	20,000	1,070,000
	20,000	1,053,000
	20,000	1,062,000
	20,000	1,085,000
	20,000	1,084,000
	20,000	1,076,000
	20,000	1,085,000
	20,000	1,097,000
	20,000	1,113,000
	20,000	1,147,000
	20,000	1,135,000
	20,000	1,162,000
	20,000	1,113,000
	10,000	569,500

Melissa B. Fisher			1,982	110,497
			1,981	83,004
			7,927	308,360
			4,304	239,948
			4,303	180,296

Amer S. Deeba	2,000	60,500	1,239	69,074
	2,000	66,800	1,238	51,872
	2,000	64,400	1,239	48,197
	2,000	68,800	1,238	44,816
	2,000	72,200	568	31,666
	2,000	80,100	567	23,757
	2,000	74,000	1,203	67,067
	2,000	84,400	1,202	50,364
	2,000	90,900
	2,000	99,300
	2,000	105,900
	2,000	111,900

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Bruce K. Posey	8,093	209,609	991	55,248
	9,000	336,150	991	41,523
			991	38,550
			991	35,874
			739	41,199
			739	30,964

Sumedh S. Thakar	1,600	43,440	3,715	207,111
	1,600	46,560	3,716	155,700
	289	8,251	3,716	144,552
	1,600	41,680	3,715	134,483
	1,800	51,300	3,479	193,954
	16,585	540,671	3,479	145,770
	1,800	58,860	4,716	262,917
	1,800	58,590	4,716	197,600
	1,800	58,140
	1,011	38,266
	989	33,201
	10,000	384,200
	2,000	77,740
	2,000	80,940
	15,000	646,050
	2,000	87,540
	2,000	92,640
	11,904	605,318

(1)	The value realized upon exercise was determined by multiplying (i) the number of shares of our common stock acquired on exercise by (ii) the difference between the closing price per share on the Nasdaq Stock Market of our common stock on the day of exercise and the exercise price per share.
(2)	The value realized upon vesting was determined by multiplying (i) the number of shares of our common stock acquired on vesting by (ii) the closing price per share on the Nasdaq Stock Market of our common stock on the day of vesting.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and no named executive officers participated in a nonqualified deferred compensation plan during 2017.

CEO Pay Ratio

Under SEC rules, we are required to provide the following information regarding the relationship between the annual total compensation of Mr. Courtot, our Chairman, President and Chief Executive Officer, and the median annual total compensation of our employees (other than Mr. Courtot) for fiscal 2017:

•	The median of the annual total compensation of all employees (other than Mr. Courtot) of the Company (including our consolidated subsidiaries) was $39,047.

•	Mr. Courtot’s annual total compensation, as reported in the 2017 Summary Compensation Table included in this proxy statement, which was $22,749,836.

•	Based on the above, for 2017, the ratio of Mr. Courtot’s annual total compensation to the median of the annual total compensation of all employees other than Mr. Courtot was 582.6 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We determined the median of the annual total compensation of our employees as of December 31, 2017, at which time we (including our consolidated subsidiaries) had 869 full-time, part-time and temporary employees, 382 of whom are U.S. employees, and 487 (or approximately 56% of our total employee population) of whom are located outside of the United States (5 in Australia, 4 in Brazil, 2 in Canada, 1 in Colombia, 1 in the Czech Republic, 34 in France, 8 in Germany, 1 in Hong Kong, 379 in India, 3 in Italy, 3 in Japan, 2 in Mexico, 8 in the Netherlands, 1 in the Philippines, 1 in Russia, 2 in Singapore, 1 in South Africa, 1 in Spain, 1 in Switzerland, 2 in the United Arab Emirates, and 27 in the United Kingdom). In accordance with the permitted methodology for determining the “median employee”, we excluded all non-U.S. employees (other than those located in France, Germany, India, and the United Kingdom) from our calculations. We then compared the base salaries and bonuses paid to our U.S. and Indian employees in 2017 to determine the median employee Once we identified our median employee, we estimated such employee’s annual total compensation as though such median employee was reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above. With respect to the annual total compensation of Mr. Courtot, we used the amount reported in the “Total” column in the 2017 Summary Compensation Table included in this proxy statement.

Mr. Courtot’s annual total compensation for fiscal 2017 did not reflect the annual total compensation he would receive in a typical year because of the “catch-up” restricted stock unit award he received in April 2017 and the refresh restricted stock unit award he received in October 2017 due to the change in timing for review of management compensation. Accordingly, in order to present a more representative comparison of Mr. Courtot’s annual total compensation to the median annual total compensation of our employees (other than Mr. Courtot), we have also calculated the pay ratio based on his adjusted annual total compensation for fiscal 2017 (excluding his April 2017 “catch-up” restricted stock unit award and his October 2017 refresh award), as follows:

•

Mr. Courtot’s adjusted annual total compensation for fiscal 2017 was $7,574,358, which represents his annual total compensation of $22,749,836 reported in the 2017 Summary Compensation Table minus (i) the $7,325,875 grant date fair value of the “catch-up” restricted stock unit award he received in April 2017 and (ii) the $7,849,603 grant date fair value of the refresh award he received in October 2017.

•	Based on that figure, for 2017, the ratio of Mr. Courtot’s adjusted annual total compensation to the median of the annual total compensation of all employees other than Mr. Courtot was 194 to 1.

Potential Payments upon Termination or Change in Control

Philippe F. Courtot

Mr. Courtot was granted a stock option on April 28, 2016, covering 500,000 shares of our common stock, with a vesting commencement date of April 28, 2016, and an exercise price per share of $25.56. This option, which was granted pursuant to our 2012 Plan and an individual stock option agreement thereunder, is scheduled to vest as to 1/48th of the total shares on each monthly anniversary of the vesting commencement date, subject to Mr. Courtot’s continued service through each such date.

Following a “change of control” of the Company (as defined in the stock option grant notice), Mr. Courtot receives 100% vesting acceleration of the option, subject to his continued service through such transaction.

Mr. Courtot was granted (i) on April 28, 2017, an award of 190,778 restricted stock units with a vesting commencement date of May 1, 2017, (ii) on April 28, 2017, an award of 178,287 restricted stock units with a vesting commencement date of May 1, 2017, and (iii) on October 27, 2017, an award of 149,232 restricted stock units with a vesting commencement date of November 1, 2017. These awards, which were each granted pursuant to our 2012 Plan and an individual restricted stock unit agreement thereunder, are scheduled to vest in equal quarterly installments over one year following the vesting commencement date with respect to grant (i), and in equal quarterly installments over four years following the applicable vesting commencement date with respect to grants (ii) and (iii), subject to Mr. Courtot’s continued service through each such date. Following a “change of control” of the Company (as defined in the respective restricted stock unit agreement), Mr. Courtot receives 100% vesting acceleration of the award, subject to his continued service through such transaction.

Melissa B. Fisher

Ms. Fisher was granted (i) on April 28, 2016, a stock option covering 67,911 shares of our common stock, with a vesting commencement date of April 28, 2016 and an exercise price per share of $25.56, (ii) on April 28, 2016, an award of 31,707 restricted stock units with a vesting commencement date of May 1, 2016, (iii) on April 28, 2017, an award of 68,858 restricted stock units with a vesting commencement date of May 1, 2017, and (iv) on October 27, 2017, an award of 35,897 restricted stock units with a vesting commencement date of November 1, 2017. These awards, which were each granted pursuant to our 2012 Plan and an individual stock option or restricted stock unit agreement thereunder, are scheduled to vest as to 25% of the shares subject to the option on the one-year anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option in each month during the three years after the one-year anniversary of the vesting commencement date with respect to grant (i), as to 25% of the restricted stock units on the one-year anniversary of the vesting commencement date and as to 1/16th of the restricted stock units in each quarter during the three years after the one-year anniversary of the vesting commencement date with respect to grant (ii), and in equal quarterly installments over four years following the applicable vesting commencement date with respect to grants (iii) and (iv), subject to Ms. Fisher’s continued service through each such date.

If, within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), Ms. Fisher’s employment is terminated by Qualys other than for “cause” (as defined in her option agreement for grant (i) and her restricted stock unit agreement for grant (ii)), death, or disability or she resigns for “good reason” (as defined in her option agreement and the respective restricted stock unit agreements), then, in each case, 100% of the then-unvested shares subject to her option and her awards of restricted stock units shall accelerate, pursuant to her offer letter agreement dated April 15, 2016 and the respective restricted stock unit agreements). In addition, pursuant to Ms. Fisher’s offer letter agreement, if her employment is terminated by Qualys without cause, she will be entitled to severance equal to 6 months of her base salary and COBRA continuation coverage, subject to her entering into a severance agreement with and a general release of claims in favor of Qualys.

Amer S. Deeba

Mr. Deeba was granted a stock option on April 28, 2016 covering 45,300 shares of our common stock, with a vesting commencement date of April 28, 2016, and an exercise price per share of $25.56. This option, which was granted pursuant to our 2012 Plan and an individual stock option agreement thereunder, is scheduled to vest as to 1/48th of the total shares on each monthly anniversary of the option’s vesting commencement date, subject to Mr. Deeba’s continued service through each such date. If, within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), Mr. Deeba’s employment is terminated without “cause” (as defined in his stock option grant notice) or Mr. Deeba resigns for “good reason” (as defined in his stock option grant notice), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested shares subject to the option.

Mr. Deeba was granted (i) on April 28, 2016, an award of 19,817 restricted stock units with a vesting commencement date of May 1, 2016, (ii) on April 28, 2017, an award of 19,244 restricted stock units with a vesting commencement date of May 1, 2017, (iii) on April 28, 2017, an award of 2,271 restricted stock units with a vesting commencement date of May 1, 2017, and (iv) on October 27, 2017, an award of 8,556 restricted stock units with a vesting commencement date of November 1, 2017. These awards, which were each granted pursuant to our 2012 Plan and an individual restricted stock unit agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date with respect to grants (i), (ii) and (iv), and in equal quarterly installments over one year following the vesting commencement date with respect to grant (iii), subject to Mr. Deeba’s continued service through each such date. If, within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), Mr. Deeba’s employment is terminated without “cause” (as defined in the respective restricted stock unit agreement) or Mr. Deeba resigns for “good reason” (as defined in the respective restricted stock unit agreement), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested portion of each award.

Bruce K. Posey

Mr. Posey was granted stock options on (i) July 30, 2015, covering 50,000 shares of our common stock, with a vesting commencement date of May 21, 2016, and an exercise price per share of $37.28 and (ii) April 28, 2016, covering 36,300 shares, with a vesting commencement date of April 28, 2016, and an exercise price per share of $25.56. These options, which were each granted pursuant to our 2012 Plan and an individual stock option agreement thereunder, are scheduled to vest as to 1/24th of the total shares on each monthly anniversary of the vesting commencement date for grant (i), and as to 1/48th of the total shares on each monthly anniversary of the vesting commencement date for grant (ii), subject to Mr. Posey’s continued service through each such date. Upon a “change in control” of the Company (as defined in the 2012 Plan), Mr. Posey will receive 75% vesting acceleration of the then-unvested shares subject to the options, subject to his continued service through such transaction.

Mr. Posey was granted (i) on April 28, 2016, an award of 15,854 restricted stock units with a vesting commencement date of May 1, 2016, (ii) on April 28, 2017, an award of 11,827 restricted stock units with a vesting commencement date of May 1, 2017, and (iii) on October 27, 2017, an award of 14,153 restricted stock units, with a vesting commencement date of November 1, 2017. These awards, which were each granted pursuant to our 2012 Plan and an individual restricted stock unit agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date, subject Mr. Posey’s continued service through each such date. Upon a “change in control” of the Company (as defined in the 2012 Plan), Mr. Posey will receive 75% vesting acceleration of the then-unvested portion of the awards granted on April 28, 2016 and April 28, 2017, subject to his continued service through such transaction. If, within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), Mr. Posey’s employment is terminated without “cause” (as defined in his applicable agreement) or Mr. Posey resigns for “good reason” (as defined in his applicable agreement), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested portion of the award granted on October 27, 2017.

Sumedh S. Thakar

Mr. Thakar was granted a stock option on April 28, 2016, covering 136,000 shares of our common stock, with a vesting commencement date of April 28, 2016, and an exercise price per share of $25.56. This option, which was granted pursuant to our 2012 Plan and an individual stock option agreement thereunder, is scheduled to vest as to 1/48th of the total shares on each monthly anniversary of the vesting commencement date, subject to Mr. Thakar’s continued service through each such date. If, within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), Mr. Thakar’s employment is terminated without “cause” (as defined in his stock option grant notice) or Mr. Thakar resigns for “good reason” (as defined in stock option grant notice), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested shares subject to the option.

Mr. Thakar was granted (i) on April 28, 2016, an award of 59,450 restricted stock units with a vesting commencement date of May 1, 2016, (ii) on April 28, 2017, an award of 75,458 restricted stock units with a vesting commencement date of May 1, 2017, (iii) on April 28, 2017, an award of 13,916 restricted stock units with a vesting commencement date of May 1, 2017, and (iv) on October 27, 2017, an award of 74,295 restricted stock units with a vesting commencement date of November 1, 2017. These awards, which were each granted pursuant to our 2012 Plan and an individual restricted stock unit agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date with respect to grants (i), (ii) and (iv), and in equal quarterly installments over one year following the vesting commencement date with respect to grant (iii), subject to Mr. Thakar’s continued service through each such date. If, within 12 months following a “change in control” of the Company (as defined in the 2012 Plan), Mr. Thakar’s employment is terminated without “cause” (as defined in the respective restricted stock unit agreement) or Mr. Thakar resigns for “good reason” (as defined in the respective restricted stock unit agreement), then, in each case, subject to the execution of a release of claims, he receives vesting acceleration of 50% of the then-unvested portion of each award.

Estimated Payments upon Termination or Change in Control

The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the named executive officers, assuming the triggering event took place on December 29, 2017 (the last business day of 2017) and based on the $59.35 closing price per share of our common stock on the Nasdaq Stock Market on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 29, 2017, the price per share of our common stock on the date of the triggering event may be higher or lower than $59.35 or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below.

			Upon a Qualifying Termination of Employment
Named Executive Officer	Type of Benefit	Upon Change of Control ($)(1)	Not in Connection With a Change of Control ($)	In Connection With a Change of Control ($)(1)
Philippe F. Courtot	Vesting Acceleration	$33,632,403	—	—

	Total Termination Benefits:	$33,632,403	—	—

Melissa B. Fisher	Vesting Acceleration	—	$—	$8,221,114
	Base Salary Severance	—	162,500	162,500
	COBRA Coverage	—	4,678	4,678

	Total Termination Benefits:	—	$167,178	$8,388,292

Amer S. Deeba	Vesting Acceleration	—	—	$1,601,266

	Total Termination Benefits:	—	—	$1,601,266

Bruce K. Posey	Vesting Acceleration	$1,610,675	—	$419,961

	Total Termination Benefits:	$1,610,675	—	$419,961

Sumedh S. Thakar	Vesting Acceleration	—	—	$6,813,427

	Total Termination Benefits:	—	—	$6,813,427

(1)	The amounts listed represent the vesting acceleration benefits described above in the section entitled “Potential Payments upon Termination or Change in Control” as of December 29, 2017. For restricted stock units, the value of such vesting acceleration is computed by multiplying (i) the number of shares of our common stock subject to the restricted stock units that are being accelerated by (ii) the closing sales price per share of our common stock on December 29, 2017 ($59.35). For options, the value of such vesting acceleration is computed by multiplying (i) the number of shares of our common stock subject to the option that are being accelerated by (ii) the difference between the closing sales price per share of our common stock on December 29, 2017 ($59.35) and the option’s exercise price per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 19, 2018 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 38,978,887 shares of common stock outstanding at April 19, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 19, 2018. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers:
Philippe F. Courtot (1)	6,204,983	15.5%
Amer S. Deeba (2)	258,106	*
Melissa B. Fisher (3)	62,194	*
Bruce K. Posey (4)	138,721	*
Sumedh S. Thakar (5)	434,995	1.1%
Non-Employee Directors:
Sandra E. Bergeron (6)	69,655	*
Donald R. Dixon (7)	223,945	*
Jeffrey P. Hank (8)	89,655	*
Todd P. Headley (9)	9,696	*
Gen. Peter Pace (10)	93,655	*
Kristi M. Rogers (11)	46,155	*
All directors and current executive officers as a group (11 persons) (12)	7,631,760	18.6%
5% Stockholders:
BlackRock, Inc. (13)	3,985,117	10.2%
Neuberger Berman Group LLC (14)	2,817,770	7.2%
The Vanguard Group (15)	2,308,622	5.9%

*	Represents beneficial ownership of less than 1%.

(1)	Consists of (i) 5,146,475 shares of common stock held by Mr. Courtot, (ii) 68,165 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018, (iii) 890,343 shares of common stock subject to options exercisable within 60 days of April 19, 2018, and (iv) 100,000 shares of common stock held by Freya Anne Eduarte as custodian under the Uniform Gifts to Minors Act for Mr. Courtot’s minor child.
(2)	Consists of (i) 27,968 shares of common stock held by Mr. Deeba, (ii) 3,545 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018, and (iii) 226,593 shares of common stock subject to options exercisable within 60 days of April 19, 2018.
(3)	Consists of (i) 18,295 shares of common stock held by Ms. Fisher, (ii) 8,529 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018, and (ii) 35,370 shares of common stock subject to options exercisable within 60 days of April 19, 2018.
(4)	Consists of (i) 1,200 shares of common stock held by Mr. Posey, (ii) 2,615 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018, and (iii) 134,906 shares of common stock subject to options exercisable within 60 days of April 19, 2018.
(5)	Consists of (i) 14,597 shares of common stock held by Mr. Thakar, (ii) 16,554 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018, and (iii) 403,844 shares of common stock subject to options exercisable within 60 days of April 19, 2018.
(6)	Consists of (i) 28,673 shares of common stock held by Ms. Bergeron, (ii) 4,982 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018, and (iii) 36,000 shares of common stock subject to options exercisable within 60 days of April 19, 2018.
(7)	Consists of (i) 99,782 shares of common stock held by Mr. Dixon, (ii) 82,538 shares of common stock held by the Donald & Elizabeth Dixon Family Limited Partnership, for which Mr. Dixon and his spouse serve as general partners, (iii) 643 shares of common stock held by the Dixon Family Trust U/A Dated 6/18/88, for which Mr. Dixon serves as trustee, (iv) 4,982 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018, and (v) 36,000 shares of common stock subject to options exercisable within 60 days of April 19, 2018.
(8)	Consists of (i) 3,673 shares of common stock held by Mr. Hank, (ii) 4,982 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018, and (iii) 81,000 shares of common stock subject to options exercisable within 60 days of April 19, 2018.
(9)	Consists of (i) 4,714 shares of common stock held by Mr. Headley and (ii) 4,982 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018.
(10)	Consists of (i) 30,173 shares of common stock held by Gen. Pace, (ii) 4,982 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018, and (iii) 58,500 shares of common stock subject to options exercisable within 60 days of April 19, 2018.
(11)	Consists of (i) 6,173 shares of common stock held by Ms. Rogers, (ii) 4,982 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018, and (iii) 35,000 shares of common stock subject to options exercisable within 60 days of April 19, 2018.
(12)	Includes (i) 129,300 shares of common stock subject to restricted stock units that vest within 60 days of April 19, 2018, and (ii) 1,937,556 shares of common stock subject to options exercisable within 60 days of April 19, 2018.
(13)	According to a Schedule 13G/A filed on January 19, 2018, BlackRock, Inc. beneficially owns 3,985,117 shares of our common stock. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(14)	According to a Schedule 13G filed on February 15, 2018, Neuberger Berman Group LLC beneficially owns 2,817,770 shares of our common stock. The principal address of Neuberger Berman Group LLC is 1290 Avenue of the Americas, New York, NY 10104.
(15)	According to a Schedule 13G filed on February 9, 2018, The Vanguard Group beneficially owns 2,308,622 shares of our common stock. The principal address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of last year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Employment Arrangements and Indemnification Agreements

In addition to the offer letter agreements discussed in the section titled “Executive Compensation—Executive Employment Arrangements,” we have entered into offer letter agreements with the following individuals.

Certain Family Relationships

Nicolas Courtot, son of Philippe F. Courtot, our Chairman, President and Chief Executive Officer, was employed by us during 2017 as a Creative Director. During 2017, Nicolas Courtot earned total compensation of $192,934, consisting of base salary and bonus compensation. In addition, Nicolas Courtot participated in our employee benefit plans and arrangements which are generally made available to other employees at his level, including employee equity incentive and benefit plans, including health, vacation, Section 401(k) retirement savings plans and insurance plans. The compensation of Nicolas Courtot was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities. In addition, a member of Philippe F. Courtot’s household is employed by us as a Web and Media Designer and, in 2017, such member of Mr. Courtot’s household received less than $120,000 in total compensation.

The agreements and transactions described under this section were reviewed and approved or ratified by the audit committee of our board of directors in accordance with our related party transaction policy described below.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, are/is not permitted to enter into a related party transaction with us without the consent of our audit committee. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2017, all Section 16(a) filing requirements were satisfied on a timely basis, except as follows:

•

On August 3, 2017, Mr. Deeba filed a late Form 4 to report 542 shares withheld to pay taxes upon the vesting of restricted stock units on February 1, 2017, and 458 shares withheld to pay taxes upon the vesting of restricted stock units on May 1, 2017;

•

On August 3, 2017, Mr. Posey filed a late Form 4 to report 434 shares withheld to pay taxes upon the vesting of restricted stock units on February 1, 2017, and 373 shares withheld to pay taxes upon the vesting of restricted stock units on May 1, 2017; and

•

On August 3, 2017, Mr. Thakar filed a late Form 4 to report 1,472 shares withheld to pay taxes upon the vesting of restricted stock units on February 1, 2017, and 1,397 shares withheld to pay taxes upon the vesting of restricted stock units on May 1, 2017.

2017 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2017 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.qualys.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

*        *         *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Foster City, California

April 27, 2018

QUALYS, INC. 919 EAST HILLSDALE BLVD. FOSTER CITY, CA 94404

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

1 OF 2

1 1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K

CONTROL # → 0000000000000000

SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: x

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Philippe F. Courtot 02 Jeffrey P. Hank

For All Withhold All For All Except

0 0 0

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. To ratify the appointment of Grant Thornton LLP as Qualys, Inc.’s independent registered public accounting firm for its fiscal year ending December 31, 2018.

3. To approve, on an advisory and non-binding basis, the compensation of Qualys, Inc.’s named executive officers as described in the proxy statement.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For Against Abstain

0 0 0 0 0 0

02 0000000000

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

JOB #

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SHARES CUSIP # SEQUENCE #

0000379698_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

QUALYS, INC.

Annual Meeting of Stockholders June 18, 2018 11:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Philippe F. Courtot and Bruce K. Posey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of QUALYS, INC. that the stockholder is entitled to vote at the Annual Meeting of stockholders to be held at 11:00 AM PDT on June 18, 2018, at Qualys’s corporate headquarters, located at 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000379698_2 R1.0.1.17